Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Owens & Minor, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-32497, 333-124965, 333-142716, 333-203826, 333-217783, 333-224787, and 333-231386) on Form S-8 and registration statements (Nos. 333-198635 and 333-222004) on Form S-3 of Owens & Minor, Inc. of our reports dated March 4, 2020, with respect to the consolidated balance sheets of Owens & Minor, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the years then ended and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Owens & Minor, Inc.

Our report on the consolidated financial statements refers to a change in accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-02, Leases (Topic 842).

/s/ KPMG LLP

Richmond, Virginia
March 4, 2020